UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2021

Myomo, Inc.

(Exact Name of Company as Specified in Charter)

Delaware	001-38109	47-0944526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Broadway, 14th Floor Cambridge, MA		02142
(Address of Principal Executive Offices)		(Zip Code)

Company’s telephone number, including area code: (617) 996-9058

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	MYO	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 21,, 2021, the Company entered into a definitive agreement with Beijing Ryzur Medical Investment Co., Ltd. (“Ryzur Medical”), a medical device manufacturer based in Beijing, China, to form a joint venture (the “JV”) to manufacture and sell the Company’s current and future products in greater China, including Hong Kong, Macau and Taiwan (the “JV Agreement”).

Majority ownership in the JV, to be named Jiangxi Myomo Medical Assistive Appliance Co., Ltd., will be held by Ryzur Medical and Chinaleaf Capital Management Co., Ltd., a private fund based in Shanghai that invests in growth opportunities in new technologies. The Company will own a minimum 19.9% stake in the JV. Ryzur Medical and its partners have committed to invest a minimum of $8 million and up to $20 million in the JV over five years. The establishment of the JV is subject to governmental filings and approvals in China.

Once established, the JV Agreement contemplates that each of the Company and JV will enter into a ten-year agreement to license the Company’s intellectual property and purchase MyoPro Control System units from the Company (the “Technology License Agreement”). Under the Technology License Agreement, the Company will be entitled to receive an upfront license fee of $2.5 million. Pursuant to the JV Agreement, the JV has agreed to an escalating purchase commitment for a minimum of $10.75 million in MyoPro Control System Units during the next ten years, subject to receipt of regulatory approvals necessary to permit sales of the product in the greater China territory. Payment of the license fee and transfer of technology requires the completion of certain milestones by the parties to the JV Agreement, which are expected to be completed before the end of 2021. In addition, the JV Agreement contemplates that each of the Company and the JV will enter into a trademark license agreement to license of certain of the Company’s trademarks (the “Trademark License Agreement”).

On January 21, 2021, Myomo, Inc. (the “Company”) and Geauga Rehabilitation Engineering, Inc. (“GRE”), an Ohio corporation, entered into a Fabrication and Services Agreement (the “Services Agreement”) which is effective retroactively to January 1, 2021. Pursuant to the Services Agreement, the Company will ship MyoPro Kits to GRE based on customer orders or minimum stock quantities, subject to adjustment, and GRE will provide central fabrication and other services for the Company. The Company will pay GRE a base fee per unit, subject to minimum volume guarantees and adjustment in the event that GRE’s costs and/or expenses increase during the term of the Services Agreement. The Services Agreement shall be non-exclusive and remain in effect for one year, provided that the parties shall negotiate in good faith should either party desire to extend the term of the Services Agreement or terminate the Services Agreement upon ninety days’ written notice.

The foregoing summaries of the terms of the JV Agreement and Services Agreement do not purport to be complete and are qualified in their entirety by reference to the Services Agreement and JV Agreement, copies of which will be filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the Services Agreement is incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

The following exhibits relating to Items 1.01 and 2.03 are attached hereto:

Exhibit No.	Description

10.1	Equity Joint Venture Contract, by and between Myomo, Inc. and Beijing Ryzur Medical Investment Co., Ltd., dated as of January 21, 2021.

10.2	Fabrication and Services Agreement, by and between Myomo, Inc. and Geauga Rehabilitation Engineering, Inc., dated as of January 21, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYOMO, INC.

Date: January 26, 2021	By:	/s/ David A. Henry
	Name:	David A. Henry
	Title:	Chief Financial Officer